UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2007
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V 1H6

5481 West Waters Avenue, Suite 111 Tampa, Florida, United States	33634

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900 (813) 313-1800
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 17, 2007, the Board of Directors of Cott Corporation (the “Company”) appointed Matthew A. Kane, Jr. as Vice President, General Counsel and Secretary. Mr. Kane, 49, previously served as Vice President – Law of Cott Beverages, Inc. (“CBI”), a wholly-owned U.S. subsidiary of the Company, from April 14, 2004, until his appointment. In his position with CBI, Mr. Kane was responsible for all legal support for the Company’s U.S. operations. Prior to joining CBI, Mr. Kane was Chief Counsel, Sales of PepsiCo Beverages and Foods (“PepsiCo”) from 2003 to April 2004. While with PepsiCo, Mr. Kane provided legal advice to the division responsible for selling, marketing and distributing all Quaker, Tropicana and Gatorade brand products. From 1993 to 2003, Mr. Kane served as Associate General Counsel of Tropicana Products Inc., where he was responsible for all day to day legal support for Tropicana’s U.S. and Canadian operations.
     There is no arrangement or understanding between Mr. Kane and any other person pursuant to which he was selected to be an officer of the Company. There are no family relationships between Mr. Kane and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Kane had or will have a direct or indirect material interest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: September 20, 2007	By:	/s/ Abilio Gonzalez
Abilio Gonzalez
Chief People Officer